                       DiVall Insured Income Fund, L.P.
                                QUARTERLY NEWS

================================================================================

A publication of The Provo Group, Inc.                    FOURTH QUARTER 1997

DISSOLUTION...IS IT A DISILLUSION?
Madison, Wisconsin

You may recall that management communicated to you over a year ago about the feedback that we had received from our survey to limited partners which indicated a strong interest in the dissolution of the Partnership over the next 3-5 years.

Since that time, management has been working aggressively to maximize the value of the Partnership's asset portfolio and satisfy all potential recovery efforts of the misappropriated funds by the former general partners and their affiliates. In addition, management has investigated the specifics surrounding a partnership dissolution with an emphasis on understanding all continuing liability and tax issues.

As we understand it today, once we are successful in finding the appropriate buyer(s) for the properties in the Partnership's portfolio, we are faced with complying with the terms of the sales lease agreement(s); resolving or reserving for any pending or potential liability issues with the Partnership or the General Partner; soliciting and receiving limited partners' approval of the liquidation proposal; and administratively managing the limited partners' accounts until such time as a final distribution can be made; and the statute of limitations runs out on liabilities or tax matters, including the preparation/mailing of annual Schedule K-1s.

At this time, it appears that the 3-5 year plan is still feasible, pending no litigation issues, if we begin our marketing efforts within the next two (2) years and allow at least a year or so for the final wind-down of the Partnership, including the final distribution and K-1 preparations.

Management fully appreciates the investment period that the Partnership's original limited partners have endured over the years and will be working to make the dissolution process as efficient as possible.

Interestingly, the comparative rates of return available in the market (ie: bank rates and bond yields) are becoming less competitive with the "stabilized" returns available from your partnership.

                             OTHER NEWS INSIDE...

 .    Denny's Leases Update.............................Property Highlights, pg 3
 .    First Quarter 1998 Property Sale..................Property Highlights, pg 3
 .    Restoration Efforts Concluded..................Restoration Highlights, pg 4
 .    Schedule K-1s/Year-End Values...................Questions and Answers, pg 5

Page 2                             DiVall 1                            4 Q 97

               ------------------------------------------------

                            Distribution Highlights

 .    6.5% (approx.) annualized return from operations and other sources based on
     $23,000,000 ("net" remaining initial investment).

 .    $375,000 "total" amount distributed for the Fourth Quarter 1997 as budgeted.

 .    $15.00 per unit (approx.) for the Fourth Quarter 1997.

 .    $892.00 to $789.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (March 1988), respectively.

     [NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.]

               (Original units were purchased for $1,000/unit.)
               ------------------------------------------------

                 Statements of Income and Cash Flow Highlights

 .    24% increase in operating revenues from projections.

 .    Total "annual" sales for Rio Bravo and Popeye's restaurants were higher than expected, and accordingly, $41,000 of additional rental income (percentage rent accruals only) was recognized for the quarter ended December 31, 1997.

 .    32% decrease in operating expenses from projections.

 .    Tenant real estate taxes were $35,000 lower than budgeted for the Fourth
     Quarter 1997. This decrease was due to an unplanned payment by one tenant and a lower than anticipated tax bill for another tenant. (NOTE: This latter tenant's lease terms included payment of its 1996 real estate taxes by the Partnership.)

                              Property Highlights

                                   Vacancies
                                   ---------

 .    DenAmerica's Denny's restaurant (Beaver Dam, WI) was vacant at December 31,
     1997.

Page 3                               DiVall 1                          4 Q 97


                         ----------------------------

                         Property Highlights (contd.)

                               Rents Receivable
                               ----------------

           There were no rental delinquencies at December 31, 1997.

                               Sale of property
                               ----------------

 .    The Partnership's vacant land in Colorado was sold for $235,000.  Sales proceeds were received and recorded during the First Quarter 1998. The book value on this property was $200,000.

                            Other Property Matters
                            ----------------------

 .    The Partnership has ceased any further lease termination or modification negotiations with DenAmerica Corporation at this time for the multiple Denny's restaurants in Wisconsin, Minnesota, and Arizona. The tenant is current on all rental payments, including the Beaver Dam vacancy, and must remain in compliance with the existing lease terms.

 .    The tenants of two (2) other Denny's restaurants located in Arizona, (TCB
     Management and JML Foods) have both signed new leases with the Partnership to include a value-oriented emphasis on fixed rents versus percentage rents.

     (NOTE: These two (2) properties were previously percentage rents only.)

 .    Rio Bravo restaurant (Grand Forks, ND) is expected to reach over 2 million dollars in sales since its opening last year. You may recall this property had struggled several months last year as a result of the damaging floods in the area and new construction costs. The potential sales are an all time "high" for this property and its location since it was first acquired by the Partnership in 1987. Percentage rents for this property begin when sales exceed $2,000,000.

                            ----------------------
                            Restoration Highlights

 .    The Partnership received $77,000 in recoveries during the Fourth Quarter
     1997.

 .    "Total" recoveries received to date for the Partnership are approximately
     $745,000.

Page 4                              DiVall 1                              4 Q 97

                        -------------------------------

                        Restoration Highlights (contd.)


 .    As communicated last quarter, the Partnership received a "favorable" ruling in its case against Boatmen's First National Bank of Kansas City which went to trial on June 23, 1997. Following the judge's ruling, Boatmen's appealed, but subsequently dropped their appeal.

     This disputed Boatmen's liability has always been included as part of the "total" misappropriation of funds by the former general partners and their affiliates -- for all three (3) partnerships, DiVall Insured Income Fund, L.P., DiVall Insured Income Properties 2, L.P., and DiVall Income Properties 3, L.P. Consequently, all expenses, potential default interest, and recoveries have been shared by each of these partnerships.

 .    With the resolution of the disputed Boatmen's liability, the Partnership's restoration activities are substantially complete. Accordingly, we do not expect any further recoveries or related restoration costs of any significance that would be associated with the funds misappropriated by the former general partners and their affiliates.

                        -------------------------------

                               Return of Capital

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended December 31, 1986 through December 31, 1997.

================================================================================
                                                  Distribution        Capital
                                                  -------------     -----------
                                                    Analysis          Balance
                                                  -------------     -----------
     Original Capital Balance                                -      $25,000,000
     Cash Flow From Operations Since Inception    $ 19,193,793                -
     Total Distributions Since Inception           (21,166,740)               -
                                                  ------------

     (Return) of Capital                          $ (1,972,947)      (1,972,947)
                                                  ============      -----------

     "Net" Remaining Initial Investment
          by Original Partners                               -      $23,027,053
                                                                    ===========
================================================================================

   (NOTE: For a more individualized discussion of return of capital contact
                             Investor Relations.)

Page 5                             DiVall 1                               4 Q 97

                           ------------------------

                              Questions & Answers

1. When will 1997 per unit values be available for my investment in the Partnership?

     The Partnership's 1997 "year-end" valuation information is scheduled to be available by the end of February by contacting Investor Relations. A mailing to all qualified plan holders is scheduled to occur at that time as well.

     We will also include this information in our 1997 Annual Report which we plan to mail by early April 1998.

2.   When can I expect to receive my Schedule K-1 for 1997?

     Our current schedule for mailing all 1997 Schedule K-1's for your Partnership and its affiliated partnerships is by the end of February 1998.

3.   When can I expect my next distribution mailing?

     Your distribution correspondence for the First Quarter of 1998 is scheduled to be mailed on May 15, 1998.

                                     * * *
================================================================================
 For questions or additional information, please contact Investor Relations at:
                        1-800-547-7686 or 1-608-244-7661


                All written inquiries may be mailed or faxed to:

                             The Provo Group, Inc.

               Post Office Box 8673               1410 Northport Drive
          Madison, Wisconsin 53708-8673        Madison, Wisconsin 53704

                              (FAX 608-244-7663)
================================================================================


--------------------------------------------------------------------------------------------------------------
                                    DIVALL INSURED INCOME FUND L.P.
                                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
                              FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 1997
--------------------------------------------------------------------------------------------------------------
                                                                       PROJECTED       ACTUAL       VARIANCE
                                                                      -----------    -----------  ------------
                                                                          4TH            4TH          CASH
                                                                        QUARTER        QUARTER       BETTER
OPERATING REVENUES                                                     12/31/97       12/31/97       (WORSE)
                                                                      -----------    -----------  ------------
  Rental income                                                         $ 494,183     $  535,029    $  40,846
  Direct financing interest                                                 3,905          3,904           (1)
  Interest income                                                          10,500         10,792          292
  Recovery of Amounts Previously Written Off                                    0         77,160       77,160
  Other income                                                                  0          1,285        1,285
                                                                      -----------    -----------  -----------
TOTAL OPERATING REVENUES                                                $ 508,588     $  628,170    $ 119,582
                                                                      -----------    -----------  -----------
OPERATING EXPENSES
  Insurance                                                             $   4,596     $    3,877    $     719
  Management fees                                                          23,454         20,405        3,049
  Restoration fees                                                              0          3,086       (3,086)
  Overhead allowance                                                        1,953          1,897           56
  Advisory Board                                                            3,900          3,181          719
  Administrative                                                           11,666          8,656        3,010
  Professional services                                                     3,110          3,864         (754)
  Auditing                                                                 10,755         10,735           20
  Legal                                                                     7,500          4,684        2,816
  Real estate taxes                                                        42,000          6,894       35,106
  Defaulted tenants                                                         1,800          7,741       (5,941)
                                                                      -----------    -----------  -----------
TOTAL OPERATING EXPENSES                                                $ 110,734     $   75,020    $  35,714
                                                                      -----------    -----------  -----------
INTEREST EXPENSE                                                        $  24,066     $ (260,515)   $ 284,581
                                                                      -----------    -----------  -----------
INVESTIGATION AND RESTORATION EXPENSES                                  $     387     $      394    $      (7)
                                                                      -----------    -----------  -----------
NON-OPERATING EXPENSES
  Depreciation                                                          $  87,555     $   87,591    $     (36)
  Amortization                                                              2,352          2,493         (141)
                                                                      -----------    -----------  -----------
TOTAL NON-OPERATING EXPENSES                                            $  89,907     $   90,084    $    (177)
                                                                      -----------    -----------  -----------
TOTAL EXPENSES                                                          $ 225,094     $  (95,017)   $ 320,111
                                                                      -----------    -----------  -----------
NET INCOME                                                              $ 283,494     $  723,187    $ 439,693

OPERATING CASH RECONCILIATION:                                                                      VARIANCE
                                                                                                  -----------
  Depreciation and amortization                                         $  89,907     $   90,084          177
  Recovery of amounts previously written off                                    0        (77,160)     (77,160)
  (Increase) Decrease in current assets                                   (35,837)       (83,916)     (48,079)
  Increase (Decrease) in current liabilities                               65,808       (182,121)    (247,929)
  G.P. distribution                                                        (1,134)        (2,901)      (1,767)
  Cash reserved for payables                                              (66,000)       185,000      251,000
  Advance from (to) further cash flows for current distributions           37,000              0      (37,000)
                                                                      -----------    -----------  -----------
Net Cash Provided From Operating Activities                             $ 373,238     $  652,173    $ 278,935
                                                                      -----------    -----------  -----------
CASH FLOWS FROM (USED IN) INVESTING
  AND FINANCING ACTIVITIES
  Recoveries from G.P. affiliates                                               0         77,160       77,160
  Principal received on equipment leases                                   15,025         15,027            2
  Investment in buildings and improvements                                      0              0            0
  Decrease in mortgage notes payable                                       (7,167)      (373,602)    (366,435)
                                                                      -----------    -----------  -----------
Net Cash Provided From Investing And Financing
  Activities                                                            $   7,858     $ (281,415)   $(289,273)
                                                                      -----------    -----------  -----------

Total Cash Flow For Quarter                                             $ 381,096     $  370,758    $ (10,338)

Cash Balance Beginning of Period                                          859,240        933,518       74,278
Less 3rd quarter distributions paid 11/97                                (375,000)      (475,000)    (100,000)
Less cash reserved above for payables and future distributions             29,000       (185,000)    (214,000)
                                                                      -----------    -----------  -----------
Cash Balance End of Period                                              $ 894,336     $  644,276    $(250,060)

Cash reserved for 4th quarter L.P. distributions                         (375,000)      (375,000)           0
Cash reserved for payment of payables and future distributions           (371,000)      (140,000)    (231,000)
                                                                      -----------    -----------  -----------
Unrestricted Cash Balance End of Period                                 $ 148,336     $  129,276    $ (19,060)
                                                                      ===========    ===========  ===========
--------------------------------------------------------------------------------------------------------------
                                                                       PROJECTED           ACTUAL   VARIANCE
                                                                      ----------------------------------------
*  Quarterly Distribution                                               $ 375,000     $  375,000            $0
   Mailing Date                                                           2/15/98      (enclosed)       --
--------------------------------------------------------------------------------------------------------------

*Refer to distribution letter for detail of quarterly distribution.

The Provo Group
                        DIVALL INSURED INCOME FUND L.P.
                             1997 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PROJECTIONS FOR                        ORIGINAL EQUITY               $25,000,000
DISCUSSION PURPOSES                    NET DISTRIBUTION OF CAPITAL
                                        SINCE INCEPTION               $1,972,947
                                                                     -----------
                                       CURRENT EQUITY                $23,027,053
                                                                     ===========
PORTFOLIO


                                     REAL ESTATE                      EQUIPMENT                        TOTALS              TOTAL %
                             --------------------------- ----------------------------------- ----------------------------     ON
                                                          LEASE                                                           23,027,053
                                           BASE     %     EXPIRA-             LEASE*    %*                                  EQUITY
CONCEPT       LOCATION          COST       RENT    YIELD   TION      COST    RECEIPTS RETURN  INVESTED  RECEIPTS* RETURN*    RAISE
------------- -------------- ---------- --------- ------ --------- --------- -------- ------ ---------- --------- ------- ----------
RIO BRAVO     GRAND FORKS,ND    984,801   100,000 10.15%                                        984,801   100,000 10.15%
CHI CHI'S     EAU CLAIRE,WI   1,042,730   136,260 13.07%                                      1,042,730   136,260 13.07%

VACANT LAND   COL. SPRINGS,CO   356,549         0  0.00%                                        356,549         0  0.00%

DENNY'S**     GLENDALE,AZ     1,105,926    90,000  8.14%              68,744        0  0.00%  1,174,670    90,000  7.66%
DENNY'S       SCOTTSDALE,AZ   1,051,157    90,000  8.56%              40,554        0  0.00%  1,091,710    90,000  8.24%
DENNY'S       MESA,AZ         1,028,036    65,000  6.32%              39,218        0  0.00%  1,067,254    65,000  6.09%
DENNY'S**     PEORIA,AZ       1,105,926    90,000  8.14%              58,781        0  0.00%  1,164,707    90,000  7.73%
BW-III        HOPKINS,MN        795,050    66,000  8.30% 1/15/2000   190,000   37,860 19.93%    985,050   103,860 10.54%
DENNY'S       BEAVER DAM,WI     659,299    66,000 10.01% 3/31/2000   190,000   37,860 19.93%    849,299   103,860 12.23%

FAZOLI'S      DES MOINES,IA     565,476    45,500  8.05%              39,600        0  0.00%    605,076    45,500  7.52%

HARDEE'S      FON DU LAC,WI   1,026,931    72,000  7.01%                                      1,026,931    72,000  7.01%

POPEYE'S      CHICAGO,IL        473,968    63,180 13.33%                                        473,968    63,180 13.33%
POPEYE'S      CHICAGO,IL        610,893    81,420 13.33%                                        610,893    81,420 13.33%
POPEYE'S      CHICAGO,IL        484,501    64,620 13.34%                                        484,501    64,620 13.34%
POPEYE'S      CHICAGO,IL        610,893    81,420 13.33%                                        610,893    81,420 13.33%
POPEYE'S      CHICAGO,IL        437,105    58,260 13.33%                                        437,105    58,260 13.33%
POPEYE'S      CHICAGO,IL        631,958    84,180 13.32%                                        631,958    84,180 13.32%
POPEYE'S      CHICAGO,IL        579,295    77,280 13.34%                                        579,295    77,280 13.34%

BJ's MARKET   CHICAGO,IL        905,807    60,000  6.62%                                        905,807    60,000  6.62%

TACO CABANA   ARLINGTON,TX    1,474,569   132,000  8.95%                                      1,474,569   132,000  8.95%
TACO CABANA   DALLAS,TX       1,369,243   132,000  9.64%                                      1,369,243   132,000  9.64%
TACO CABANA   DALLAS,TX       1,257,596   132,000 10.50%                                      1,257,596   132,000 10.50%
TACO CABANA   DALLAS,TX       1,308,153   132,000 10.09%                                      1,308,153   132,000 10.09%
---------------------------- --------------------------- ----------------------------------- ---------------------------- ----------
PORTFOLIO TOTALS
  (23 Properties)            19,865,862 1,919,120  9.66%             626,896   75,720 12.08% 20,492,758 1,994,840  9.73%       8.66%
---------------------------- ---------------------------           ------------------------- ---------------------------- ----------

OUTSTANDING DEBT

                               AMOUNT    ANNUAL   CURRENT           AMOUNT    ANNUAL    CURRENT   AMOUNT     ANNUAL
                                OWED      DEBT    INTEREST           OWED      DEBT    INTEREST   OWED        DEBT
MORTGAGED PROPERTIES          12/31/97   SERVICE    RATE           12/31/97   SERVICE    RATE    12/31/97    SERVICE
---------------------------- -----------------------------        ----------------------------- ----------------------
DENNY'S       BEAVER DAM,WI     234,396    73,517  8.50%                                           234,396      73,517
POPEYE'S      CHICAGO,IL        240,000    21,700  8.50%                                           240,000      21,700
---------------------------- -----------------------------        ----------------------------- ----------------------
TOTALS                          474,396    95,217    -                    0        0       -       474,396      95,217
---------------------------- -----------------------------        ----------------------------- ----------------------  -----  -----
NET AFTER DEBT               19,391,466 1,823,903  9.41%            626,896   75,720   12.08%   20,018,362   1,899,623  9.49%  8.25%
---------------------------- -----------------------------        ----------------------------- ----------------------  -----  -----

*  A portion of the amounts disclosed include a return of principal.
** Rent is based on 12.5% of monthly sales. Rent projected for 1998 is based on 1997 sales levels.

The Provo Group

                       DIVALL INSURED INCOME FUND, L.P.


       Acquisition              Original             Building Size/        Current Tenant              Sold
          Date                  Property               Land Area             Trade Name                Date
       -----------              --------             -------------         --------------              ----
 1.     01/13/87             Colorado Land                                      SOLD                 01/09/89
                           2510 Academy Blvd.
                      Colorado Springs, Colorado

 2.     03/27/87          Rocky Rococo Pizza           3,850 s.f.         DenAmerica Corp.
                            827 Park Avenue           28,265 s.f.             Denny's
                        Beaver Dam, Wisconsin

 3.     07/10/87          Rocky Rococo Pizza           3,250 s.f.         DenAmerica Corp.
                         502 North Blake Road         40,488 s.f.               BW-3
                          Hopkins, Minnesota

 4.     10/09/87           Happy Joes' Pizza           3,052 s.f.    Fazoli's Restaurants, Inc.
                          3600 Merle Hay Road         34,967 s.f.             Fazoli's
                           Des Moines, Iowa

 5.     07/08/87           Two Pesos Mexican           3,986 s.f.       TP Acquisition Corp.
                           4355 Camp Wisdom           29,818 s.f.           Taco Cabana
                             Dallas, Texas

 6.     07/08/87           Two Pesos Mexican           3,986 s.f.       TP Acquisition Corp.
                       1505 North Collins Street      38,862 s.f.           Taco Cabana
                           Arlington, Texas

 7.     09/28/87           Two Pesos Mexican           4,250 s.f.       TP Acquisition Corp.
                      N.W. Highway & Shiloh Road      40,000 s.f.           Taco Cabana
                             Dallas, Texas

 8.     10/26/87           Chi Chi's Mexican           7,688 s.f.         Chi Chi's Inc.
                         1030 Clairmont Avenue        92,000 s.f.           Chi Chi's
                         Eau Claire, Wisconsin

 9.     12/01/87        Popeye's Famous Chicken        2,195 s.f.       Bysom Enterprises
                        7430 South Stoney Island      15,625 s.f.            Popeye's
                           Chicago, Illinois

10.     12/01/87        Popeye's Famous Chicken        1,925 s.f.       Bysom Enterprises
                          300 East 35th Street        28,875 s.f.            Popeye's
                           Chicago, Illinois

11.     12/01/87        Popeye's Famous Chicken        2,461 s.f.       Bysom Enterprises
                          346 East 95th Street        14,250 s.f.            Popeye's
                           Chicago, Illinois

12.     12/01/87        Popeye's Famous Chicken        1,752 s.f.       Bysom Enterprises
                       5431 South Halsted Street      15,600 s.f.            Popeye's
                           Chicago, Illinois

13.     12/01/87        Popeye's Famous Chicken        2,020 s.f.       Bysom Enterprises
                          111 West 75th Street        15,162 s.f.            Popeye's
                           Chicago, Illinois

The Provo Group
                       DIVALL INSURED INCOME FUND, L.P.


       Acquisition              Original             Building Size/       Current Tenant              Sold
          Date                  Property               Land Area            Trade Name                Date
       -----------              --------             -------------        --------------              ----
14.     12/01/87        Popeye's Famous Chicken        1,752 s.f.        Bysom Enterprises
                           818 East 47th Street       25,388 s.f.             Popeye's
                          Chicago, Illinois

15.     12/01/87        Popeye's Famous Chicken        2,435 s.f.        Bysom Enterprises
                        8732 South Stoney Island      16,623 s.f.             Popeye's
                           Chicago, Illinois

16.     12/23/87            Chi Chi's Mexican          7,600 s.f.       Manzana Grande, Inc.
                         3000 32nd Avenue South       78,000 s.f.            Rio Bravo
                        Grand Forks, North Dakota

17.     12/23/87                 Denny's               4,265 s.f.         DenAmerica Corp.
                         10614 North 43rd Street      30,000 s.f.             Denny's
                            Glendale, Arizona

18.     12/23/87                 Denny's               4,300 s.f.         DenAmerica Corp.
                         8737 N.W. Grand Avenue       20,400 s.f.             Denny's
                            Peoria, Arizona

19.     03/17/88                 Wendy's               2,414 s.f.              SOLD                 10/31/94
                           1100 U.S. 41 South         54,025 s.f.
                          Brooksville, Florida

20.     03/17/88                 Wendy's               2,409 s.f.              SOLD                 10/31/94
                        941 North Coca Boulevard      30,000 s.f.
                            Cocoa, Florida

21.     03/17/88                 Wendy's               2,590 s.f.              SOLD                 11/01/89
                      395 EauGallie Causeway Blvd.    37,500 s.f.
                         Eau Gallie, Florida

22.     03/17/88                 Wendy's               2,695 s.f.              SOLD                 10/31/94
                         2817 South Bay Street        35,365 s.f.
                             Eustis, Florida

23.     03/18/88                 Denny's               4,200 s.f.         JML Foods, Inc.
                        7605 East McDowell Road       21,400 s.f.       Denny's Restaurant
                           Scottsale, Arizona

24.     03/18/88                 Denny's               4,100 s.f.      TCB Management, Inc.
                        1231 West Baseline Road       26,000 s.f.       Denny's Restaurant
                              Mesa, Arizona

25.     03/24/88                 Hardee's              4,158 s.f.   Hardee's Food Systems, Inc.
                         838 East Johnson Street      40,313 s.f.            Hardee's
                         Fond du Lac, Wisconsin

26.     03/25/88           Two Peso's Mexican          4,100 s.f.      TP Acquisition Corp.
                         1827 Greenville Avenue       40,313 s.f.          Taco Cabana
                              Dallas, Texas

The Provo Group
                       DIVALL INSURED INCOME FUND, L.P.



       Acquisition              Original             Building Size/        Current Tenant              Sold
          Date                  Property               Land Area             Trade Name                Date
       -----------              --------             --------------        --------------              ----
27.     04/15/88          Bonanza/Porterhouse          6,518 s.f.         BJ's Market, Inc.
                     8736 S. Stoney Island Avenue     16,625 s.f.       BJ's Market & Bakery
                           Chicago, Illinois
